Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File Nos. 333-149313, 333-170848 and 333-172317) of our report dated April 12, 2011, relating to the consolidated financial statements of YPF Sociedad Anónima (“YPF”) (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Notes 12, 13, and 14 to the consolidated financial statements), and of our report dated April 12, 2011, relating to the effectiveness of YPF’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of YPF for the year ended December 31, 2010.

Buenos Aires, Argentina
April 12, 2011

Deloitte & Co. S.R.L.

/s/ Diego O. De Vivo

Diego O. De Vivo Partner